                             TENET HEALTHCARE CORPORATION


                                 AMENDED AND RESTATED


                        SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN


                                  AS OF MAY 31, 1998





















                          ORIGINALLY DATED NOVEMBER 1, 1984

                                AMENDED MAY 21, 1986

                                AMENDED APRIL 25, 1994

                               AMENDED JULY 25, 1994

                              AMENDED JANUARY 28, 1997

                            RESTATED AS OF MAY 31, 1998

                                  TABLE OF CONTENTS
                             TENET HEALTHCARE CORPORATION
                                 AMENDED AND RESTATED
                        SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN



                                                                        PAGE
                                                                        ----
SECTION 1 - STATEMENT OF PURPOSE . . . . . . . . . . . . . . . . . . . .  1


SECTION 2 - DEFINITIONS  . . . . . . . . . . . . . . . . . . . . . . . .  1

     2.1   Acquisition . . . . . . . . . . . . . . . . . . . . . . . . .  1
     2.2   Actual Final Average Earnings . . . . . . . . . . . . . . . .  1
     2.3   Agreement . . . . . . . . . . . . . . . . . . . . . . . . . .  1
     2.4   Committee . . . . . . . . . . . . . . . . . . . . . . . . . .  1
     2.5   Change of Control . . . . . . . . . . . . . . . . . . . . . .  2
     2.6   Date of Employment. . . . . . . . . . . . . . . . . . . . . .  2
     2.7   Date of Enrollment. . . . . . . . . . . . . . . . . . . . . .  3
     2.8   Disability. . . . . . . . . . . . . . . . . . . . . . . . . .  3
     2.9   Early Retirement. . . . . . . . . . . . . . . . . . . . . . .  3
     2.10  Earnings. . . . . . . . . . . . . . . . . . . . . . . . . . .  4
     2.11  Eligible Children . . . . . . . . . . . . . . . . . . . . . .  4
     2.12  Employee. . . . . . . . . . . . . . . . . . . . . . . . . . .  4
     2.13  Employment or Service . . . . . . . . . . . . . . . . . . . .  4
     2.14  Existing Retirement Benefit Plans Adjustment Factor . . . . .  4
     2.15  Final Average Earnings. . . . . . . . . . . . . . . . . . . .  5
     2.16  Normal Retirement . . . . . . . . . . . . . . . . . . . . . .  5
     2.17  Participant . . . . . . . . . . . . . . . . . . . . . . . . .  6
     2.18  Prior Service Credit Percentage . . . . . . . . . . . . . . .  6
     2.19  Projected Earnings. . . . . . . . . . . . . . . . . . . . . .  6
     2.20  Projected Final Average Earnings. . . . . . . . . . . . . . .  6
     2.21  Subsidiary. . . . . . . . . . . . . . . . . . . . . . . . . .  6
     2.22  Surviving . . . . . . . . . . . . . . . . . . . . . . . . . .  7
     2.23  Termination of Employment . . . . . . . . . . . . . . . . . .  7
     2.24  Year. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7
     2.25  Year of Service . . . . . . . . . . . . . . . . . . . . . . .  7


SECTION 3 - RETIREMENT BENEFITS. . . . . . . . . . . . . . . . . . . . .  8

     3.1   Normal Retirement . . . . . . . . . . . . . . . . . . . . . .  8
     3.2   Early Retirement Benefit. . . . . . . . . . . . . . . . . . .  9
     3.3   Vesting of Retirement Benefit . . . . . . . . . . . . . . . . 11
     3.4   Termination Benefit . . . . . . . . . . . . . . . . . . . . . 12

     3.5   Duration of Benefit Payment . . . . . . . . . . . . . . . . . 14
     3.6   Recipients of Benefit Payments. . . . . . . . . . . . . . . . 14
     3.7   Disability. . . . . . . . . . . . . . . . . . . . . . . . . . 15
     3.8   Change of Control . . . . . . . . . . . . . . . . . . . . . . 15
     3.9   Golden Parachute Cap. . . . . . . . . . . . . . . . . . . . . 17


SECTION 4 - PAYMENT. . . . . . . . . . . . . . . . . . . . . . . . . . . 18

     4.1   Commencement of Payments. . . . . . . . . . . . . . . . . . . 18
     4.2   Withholding; Unemployment Taxes . . . . . . . . . . . . . . . 18
     4.3   Recipients of Payments. . . . . . . . . . . . . . . . . . . . 18
     4.4   No Other Benefits . . . . . . . . . . . . . . . . . . . . . . 19
     4.5   Lump Sum Distributions. . . . . . . . . . . . . . . . . . . . 19


SECTION 5 - CONDITIONS RELATED TO BENEFITS . . . . . . . . . . . . . . . 23

     5.1   Administration of Plan. . . . . . . . . . . . . . . . . . . . 23
     5.2   No Right to Assets. . . . . . . . . . . . . . . . . . . . . . 23
     5.3   No Employment Rights. . . . . . . . . . . . . . . . . . . . . 24
     5.4   Right to Terminate or Amend . . . . . . . . . . . . . . . . . 24
     5.5   Eligibility . . . . . . . . . . . . . . . . . . . . . . . . . 25
     5.6   Offset. . . . . . . . . . . . . . . . . . . . . . . . . . . . 25
     5.7   Conditions Precedent. . . . . . . . . . . . . . . . . . . . . 25


SECTION 6 - MISCELLANEOUS. . . . . . . . . . . . . . . . . . . . . . . . 26

     6.1   Non-assignability . . . . . . . . . . . . . . . . . . . . . . 26
     6.2   Gender and Number . . . . . . . . . . . . . . . . . . . . . . 26
     6.3   Notice. . . . . . . . . . . . . . . . . . . . . . . . . . . . 26
     6.4   Validity. . . . . . . . . . . . . . . . . . . . . . . . . . . 27
     6.5   Applicable Law. . . . . . . . . . . . . . . . . . . . . . . . 27
     6.6   Successors in Interest. . . . . . . . . . . . . . . . . . . . 27
     6.7   No Representation on Tax Matters. . . . . . . . . . . . . . . 27

                             TENET HEALTHCARE CORPORATION

                                 AMENDED AND RESTATED

                        SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN


SECTION 1 - STATEMENT OF PURPOSE

The Supplemental Executive Retirement Plan (the "Plan") has been adopted by Tenet Healthcare Corporation ("Tenet") to attract, retain, motivate and provide financial security to highly compensated or management employees (the "Participants") who render valuable services to Tenet and its Subsidiaries.


SECTION 2 - DEFINITIONS

2.1 ACQUISITION. "Acquisition" refers to a company of which substantially all of its assets or a majority of its capital stock are acquired by, or which is merged with or into, Tenet or a Subsidiary.

2.2 ACTUAL FINAL AVERAGE EARNINGS. "Actual Final Average Earnings" means the highest average monthly Earnings for any 60 consecutive months during the ten years, or actual employment period if less, preceding Termination of Employment.

2.3 AGREEMENT. "Agreement" means a written agreement substantially in the form of Exhibit A between Tenet and a Participant.

2.4 COMMITTEE. "Committee" means the Compensation and Stock Option Committee of the Board of Directors of Tenet.

2.5 CHANGE OF CONTROL. "Change of Control" of Tenet shall be deemed to have occurred if either (a) any person as such term is used in Sections 13(c) and 14(d)(2) of the Securities Exchange Act of 1934, as amended, is or becomes the beneficial owner directly or indirectly of securities of Tenet representing 20% or more of the combined voting power of Tenet's then outstanding securities or (b) individuals who, as of April 1, 1994, constitute the Board of Directors of Tenet (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board of Directors; provided, however, that (i) any individual who becomes a director of Tenet subsequent to April 1, 1994, whose election, or nomination for election by the Tenet's stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be deemed to have been a member of the Incumbent Board and (ii) no individual who was elected initially (after April 1, 1994) as a director as a result of an actual or threatened election contest, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended, or any other actual or threatened solicitations of proxies or consents by or on behalf of any person other than the Incumbent Board shall be deemed to have been a member of the Incumbent Board.

2.6 DATE OF EMPLOYMENT. "Date of Employment" means the date on which a person began to perform Services directly for Tenet or a Subsidiary as a result of an Acquisition or becoming an Employee.

2.7 DATE OF ENROLLMENT. "Date of Enrollment" means the date on or after June 1, 1984 on which an Employee first becomes a Participant in the Plan, provided that any Employee who becomes a Participant prior to June 1, 1985 shall be deemed to have a Date of Enrollment of the later of Date of Employment or June 1, 1984.

2.8 DISABILITY. "Disability" means any Termination of Employment during the life of a Participant and prior to Normal Retirement or Early Retirement by reason of a Participant's total and permanent disability, as determined by the Committee, in its sole and absolute discretion. A Participant, who makes application for and qualifies for disability benefits under Tenet's Group Long-Term Disability Plan or under any similar plan provided by Tenet or a Subsidiary, as now in effect or as hereinafter amended (the "LTD Plans"), shall usually qualify for Disability under this Plan, unless the Committee determines that the Participant is not totally and permanently disabled. A Participant who fails to qualify for disability benefits under the LTD Plans (whether or not the Participant makes application for disability benefits thereunder) shall not be deemed to be totally and permanently disabled under this Plan, unless the Committee otherwise determines, based upon the opinion of a qualified physician or medical clinic selected by the Committee to the effect that a condition of total and permanent disability exists.

2.9 EARLY RETIREMENT. "Early Retirement" means any Termination of Employment during the life of a Participant prior to Normal Retirement and after the Participant attains age 55 and has completed ten Years of Service or attains age 62 with no minimum Years of Service.

2.10 EARNINGS. "Earnings" means the base salary paid to a Participant by Tenet or a Subsidiary, excluding bonuses, car and other allowances and other cash and non-cash compensation. However, for all Participants actively at work on or after February 1, 1997 as full-time, regular employees, "Earnings" means the base salary and annual cash bonus paid to a Participant by Tenet or a Subsidiary excluding car and other allowances and other cash and non-cash compensation.

2.11 ELIGIBLE CHILDREN. "Eligible Children" means all natural or adopted children of a Participant under the age of 21, including any child conceived prior to the death of a Participant.

2.12 EMPLOYEE. "Employee" means any person who regularly performs Services on a full-time basis (that is, works a minimum of 32 hours a week) for Tenet or a Subsidiary and receives a salary plus employee benefits normally made available to persons of similar status.

2.13 EMPLOYMENT OR SERVICE. "Employment" or "Service" means any continuous period during which an Employee is actively engaged in performing services for Tenet and its Subsidiaries plus the term of any leave of absence approved by the Committee.

2.14 EXISTING RETIREMENT BENEFIT PLANS ADJUSTMENT FACTOR. "Existing Retirement Benefit Plans Adjustment Factor or Factors" means the assumed benefit the Participant would be eligible for under Social Security and all retirement plans of Tenet and its Subsidiaries whether or not he participates in such plans. This Factor will be used for calculating all benefits under the Plan and is a projection of the benefits payable under the Social Security regulations in effect June 1, 1984, and retirement plans of Tenet in effect on June 1, 1984, or the participant's Date of Enrollment in the Plan, if later. Once established for a Participant this Factor will not thereafter be altered to reflect any reduction in benefits under Social Security. This Factor will be adjusted to reflect changes in benefits under Tenet retirement plans if a Participant is transferred to different retirement plans or the Company contribution to a retirement plan is increased or decreased from the percentage used for original calculation of the Participant's Factor or the Participant becomes eligible for other retirement plans adopted by the Company which would provide benefits greater or less than the Plan considered in calculating the Participant's original Factor, except that such Factor for Participant's who are regular, full-time employees actively at work with the Company on April 1, 1994, with the corporate office or a division or Subsidiary that is not announced as a discontinued operation shall be revised based upon the Participant's actual base salary as of April 1, 1994, but no Factor will be increased as a result of revision of the Factor to use the base salary as of April 1, 1994; provided, however, for a Participant who is a full-time, regular employee actively at work on or after February 1, 1997, the Existing Retirement Benefit Plans Adjustment Factor shall be applied only to the base salary component of Final Average Earnings.

2.15 FINAL AVERAGE EARNINGS. "Final Average Earnings" means the lesser of (i) Actual Final Average Earnings, or (ii) if the Participant has completed at least sixty (60) months of service, Projected Final Average Earnings; however, for a Participant who is actively at work as a full-time, regular employee on or after February 1, 1997 "Final Average Earnings" means Actual Final Average Earnings.

2.16 NORMAL RETIREMENT. "Normal Retirement" means any Termination of Employment during the life of a Participant on or after the date on which the Participant attains age 65.

2.17 PARTICIPANT. "Participant" means any Employee selected to participate in this Plan by the Committee, in its sole and absolute discretion.

2.18 PRIOR SERVICE CREDIT PERCENTAGE. "Prior Service Credit Percentage" means the percentage to be applied to a Participant's Years of Service with Tenet and its Subsidiaries prior to his or her Date of Enrollment in the Plan, in accordance with the following formula:



          Years of Service                   Prior Service Credit
       After Date of Enrollment                   Percentage
       ------------------------              --------------------
              During 1st year                      25
              During 2nd year                      35
              During 3rd year                      45
              During 4th year                      55
              During 5th year                      75
              After 5th year                      100


2.19 PROJECTED EARNINGS. "Projected Earnings" means the (a) actual Earnings of the Participant on the Date of Enrollment plus an assumed increase of eight percent per annum, or (b) for Participants who are regular full-time employees actively at work on April 1, 1994, with the corporate office or a division or a subsidiary that has not been declared to be a discontinued operation, the actual Earnings of the Participant on April 1, 1994, plus an assumed increase of eight percent per annum.

2.20 PROJECTED FINAL AVERAGE EARNINGS. "Projected Final Average Earnings" means the average of a Participant's Projected Earnings during the 60 months preceding Termination of Employment.

2.21 SUBSIDIARY. A "Subsidiary" of the Company is any corporation, partnership, venture or other entity in which the Company owns 50% of the capital stock or otherwise has a controlling interest as determined by the Committee, in its sole and absolute discretion.

2.22 SURVIVING SPOUSE. "Surviving Spouse" means the person legally married to a Participant for at least one year prior to the Participant's death or Termination of Employment.

2.23 TERMINATION OF EMPLOYMENT. "Termination of Employment" means the ceasing of the Participant's Employment for any reason whatsoever, whether voluntarily or involuntarily.

2.24  YEAR.  A "Year" is a period of twelve consecutive calendar months.

2.25 YEAR OF SERVICE. "Year of Service" means each complete year (up to a maximum of 20) of continuous Service (up to age 65) as an Employee of Tenet and its Subsidiaries beginning with the Date of Employment with Tenet and its Subsidiaries. Years of Service shall be deemed to have begun as of the first day of the calendar month of Employment and to have ceased on the last day of the calendar month of Employment.

SECTION 3 - RETIREMENT BENEFITS

3.1   NORMAL RETIREMENT BENEFIT.

      a. Upon a Participant's Normal Retirement, the Company agrees to pay to the Participant a monthly Normal Retirement Benefit for the Participant's lifetime which is determined in accordance with the Benefit Formula set forth below, adjusted by the Vesting Percentage in
          Section 3.3. Except as provided below, the amount of such monthly Normal Retirement Benefit will be determined by using the following formula:

               X  =  A x [B1 + [B2 X C]] x [2.7% - D] x E


               X  =      Normal Retirement Benefit
               A  =      Final Average Earnings
               B1 =      Years of Service After
                         Date of Enrollment
               B2 =      Years of Service Prior to
                         Date of Enrollment
               C  =      Prior Service Credit Percentage
               D  =      Existing Retirement Benefit
                         Plans Adjustment Factor
               E  =      Vesting Percentage

          Note: B1 and B2 Years of Service combined cannot exceed 20 years.

      b. In the event of the death or Disability of a Participant at any age or the Normal or Early Retirement of a Participant after age 60, the Normal or Early Retirement Benefit will be determined on the basis of a Prior Service Credit Percentage of 100.

      c. If a Participant who is receiving a Normal Retirement Benefit dies, his or her Surviving Spouse or Eligible Children shall be entitled to receive (in accordance with Sections 3.5 and 3.6) 50% of the Participant's Normal Retirement Benefit.

      d. If a Participant who is eligible for Normal Retirement dies while an Employee of the Company after attaining age 65, his or her Surviving Spouse or Eligible Children shall be entitled to receive (in accordance with Sections 3.5 and 3.6) the installments of the Normal Retirement Benefit which would have been payable to the Surviving Spouse or Eligible Children in accordance with this Section 3.1 as if the Participant had retired on the day before he or she died.

3.2   EARLY RETIREMENT BENEFIT.

      a. Upon a Participant's Early Retirement, Tenet shall pay the Participant a monthly Early Retirement Benefit for the Participant's lifetime commencing on the first day of the calendar month following the date he or she attains age 65, calculated in accordance with Section 3.1 and Section 3.3 with the following adjustments:

          (i) Only the Participant's actual Years of Service, adjusted appropriately for the Prior Service Credit Percentage, as of the date of Early Retirement shall be used.

          (ii) For purposes of determining the Actual Final Average Earnings and Projected Final Average Earnings, only the Participant's Earnings and Projected Earnings as of the date of Early Retirement shall be used.

          (iii) To arrive at the payments to commence at age 65 for a Participant whose termination occurs prior to February 1, 1997 the amount calculated under paragraphs a(i) and a(ii) of this
                Section 3.2 will be reduced by 0.42% for each month Early Retirement commences before age 62. To arrive at the payments to commence at age 65 for a Participant who is actively at work as a full-time, regular employee on or after February 1, 1997, the amount calculated under paragraphs a(i) and a(ii) of this
                Section 3.2 will be reduced by 0.25% for each month Early Retirement commences before age 62.

      b. Upon the written request of a Participant prior to termination of employment, the Committee, in its sole and absolute discretion, may authorize payment of the Early Retirement Benefit at a date prior to the Participant's attainment of age 65; provided, however, that in such event the amount calculated under paragraphs a(i) and a(iii) of this Section 3.2 shall be further reduced by 0.42% for each month that the date of the commencement of payment precedes the date on which the Participant will attain age 62; however, for a Participant who is actively at work as a full-time, regular employee on or after February 1, 1997, the amount of further reduction under paragraphs a(i) and a(iii) of this Section 3.2 shall be 0.25% for each month that the date of commencement of payment precedes the date on which the Participant will attain age 62.

      c. If a Participant dies after commencement of payment of his or her Early Retirement Benefit, the Surviving Spouse or Eligible Children shall be entitled to receive (in accordance with Sections 3.5 and 3.6) 50% of the Participant's Early Retirement Benefit.

      d. If a Participant dies after his or her Early Retirement but before benefits have commenced, or while on Disability, the Surviving Spouse or Eligible Children shall be entitled to receive (in accordance with Sections 3.5 and 3.6) 50% of the benefit that would have been payable on the date the Participant elected to have benefits commence.

      e. If a Participant dies after becoming eligible for Early Retirement but before taking Early Retirement or while on Disability, the Surviving Spouse or Eligible Children shall be entitled to receive (in accordance with Sections 3.5 and 3.6) 50% of the Participant's Early Retirement Benefit determined as if the Participant had retired on the day prior to his or her death with payments commencing on the first of the month following the Participant's death. The benefits payable to a Surviving Spouse or Eligible Children under this paragraph shall be no less than the benefits payable to a Surviving Spouse or Eligible Children under Section 3.4 as if the Participant had died immediately prior to age 55.

3.3 VESTING OF RETIREMENT BENEFIT. A Participant's interest in his or her Retirement Benefit shall, subject to Sections 5.5 and 5.7, vest in accordance with the following schedule:


                 Vesting                   Years of Service
                 -------                   ----------------
               Less than 5                      - 0 -

               5 but less than 6                 25%

               6 through 20                  5% per year


      Notwithstanding the foregoing, a Participant who is at least 60 years old and who has completed at least five years of Service will be fully vested, subject to Sections 5.5 and 5.7, in his or her Retirement Benefits. No Years of Service will be credited for Service after age 65 or for more than 20 years.

3.4 TERMINATION BENEFIT. Upon any Termination of Employment of the Participant before Normal Retirement or Early Retirement for reasons other than death or Disability, Tenet shall pay, commencing at age 65, to the Participant a Retirement Benefit calculated under Section 3.1 and 3.3 but with the following adjustments:

      a. Only the Participant's actual Years of Service, adjusted appropriately for the Prior Service Credit Percentage, as of the date of Termination of Employment shall be used.

      b. For purposes of determining the Actual Final Average Earnings and the Projected Final Average Earnings, as used in Section 3.1, only the Participant's Earnings and Projected Earnings prior to the date of his or her Termination of Employment shall be used.

      c.  (i)   If a Participant dies after commencement of payment of his or her Retirement Benefit under this Section 3.4, the Surviving
                Spouse or Eligible Children shall be entitled at Participant's death to receive (in accordance with Sections 3.5 and 3.6) 50% of the Participant's Retirement Benefit.

          (ii) If a Participant, who has a vested interest under Section 3.3, dies after Termination of Employment but at death is not receiving any Retirement Benefits under this Plan, the Surviving Spouse or Eligible Children shall be entitled to receive (in accordance with Sections 3.5 and 3.6) commencing on the date when the Participant would have attained age 65, 50% of the Retirement Benefit which would have been payable to the Participant at age 65.

          (iii) If a Participant, who has a vested interest under Section 3.3, dies while still actively employed by Tenet or a Subsidiary or on Disability before he or she was eligible for Early Retirement, his or her Surviving Spouse or Eligible Children shall be entitled at the Participant's death to receive 50% of the Retirement Benefit (in accordance with Sections 3.5 and 3.6) calculated as if the Participant was age 55 and eligible for Early Retirement on the day before the Participant's death; provided, however, that the combined reductions for Early Retirement and early payment shall not exceed 21% of the amount calculated under paragraphs a(i) and a(ii) of Section 3.2.

      d. To arrive at the payments to commence at age 65, the amount calculated under paragraphs (a), (b), (c)(i) and (c)(ii) of this Section 3.4 will be reduced by the maximum percentage reduction for Early Retirement at age 55 (i.e., 21%).

3.5 DURATION OF BENEFIT PAYMENT. Normal and Early Retirement Benefit payments shall be for the life of the Participant. Surviving Spouse Benefit payments shall be for the Spouse's lifetime. All benefits payable to the Surviving Spouse are subject to actuarial reduction if spouse is more than three years younger than the Participant. Eligible Children Benefit payments shall be made until the youngest of the Eligible Children reaches 21.

3.6 RECIPIENTS OF BENEFIT PAYMENTS. If a Participant dies without a Surviving Spouse but is survived by any Eligible Children, then benefits will be paid to the Eligible Children or their legal guardian, if applicable. The total monthly benefit payable will be equal to the monthly benefit that a Surviving Spouse would have received without actuarial reduction. This benefit will be paid in equal shares to all Eligible Children until the youngest of the Eligible Children attains age 21.

      If the Surviving Spouse dies after the death of the Participant but is survived by Eligible Children then the total monthly benefit previously paid to the Surviving Spouse will be paid in equal shares to all Eligible Children until the youngest of the Eligible Children attains age 21.
      When any of the Eligible Children reaches 21, his or her share will be reallocated equally to the remaining Eligible Children.

3.7 DISABILITY. Any Participant, who is under Disability upon reaching age 65 will be paid the Normal Retirement Benefit in accordance with Sections
      3.1 and 3.3.

      Upon a Participant's Disability while an Employee of the Company, the Participant will continue to accrue Years of Service during his or her Disability until the earliest of his or her:

      a.  Recovery from Disability,

      b.  His or her 65th Birthday, or

      c.  Death,

      If a Participant is receiving Disability payments, he or she shall not be entitled to receive an Early Retirement Benefit.

      For purposes of calculating the foregoing benefits, the Participant's Actual Final Average Earnings and Projected Final Average Earnings shall be determined using his or her Earnings and Projected Earnings up to the date of Disability.

3.8   CHANGE OF CONTROL.

      a. In the event of a Change of Control of Tenet while this Plan remains in effect, (i) a Participant's Retirement Benefits hereunder (a) will be determined on the basis of receiving full Prior Service Credit under Sections 3.1 and 3.2 for all Years of Service prior to his or her Date of Enrollment and (b) will be fully vested in the Participant without regard to his or her Years of Service with Tenet and its Subsidiaries and (ii), notwithstanding any other provisions of the Plan, a Participant will be entitled to receive the Normal Retirement Benefit on or after age 60 with no reduction by virtue of paragraphs a(iii) and b of Section 3.2.

      b. For a Participant who is a regular, full-time employee actively at work on April 1, 1994, with the corporate office or a division or a Subsidiary which has not been declared to be a discontinued operation, who has not yet begun to receive benefit payments under the Plan and whose employment is Terminated without cause or who voluntarily Terminates Employment following (a) a material downward change in the functions, duties, or responsibilities which reduce the rank or position of the Participant, (b) (i) a reduction in the Participant's annual base salary, or (ii) a material reduction in the Participant's annual incentive plan bonus payment other than for financial performance as it broadly applies to all similarly situated active Participants in the same plan, or (iii) a material reduction in the Participant's retirement or supplemental retirement benefits that does not broadly apply to all active Participant's in the same plan, or (c) a transfer of a Participant's office to a location that is more than fifty (50) miles from the Participant's current principal office location, if such Termination of Employment occurs within two years following a Change of Control of Tenet while this Plan remains in effect, the provisions of Section 3.8(a) above shall not apply and (i) a Participant's Early or Normal Retirement Benefits under this Plan
          (a) will be determined on the basis of (I) receiving full Prior Service Credit under Sections 3.1 and 3.2 for all Years of Service prior to his or her Date of Enrollment and (II) being credited with three additional years to his or her Years of Service (with total Years of Service not to exceed 20 years) and (b) will be fully vested in the Participant without regard to his or her Years of Service with Tenet and its Subsidiaries, (ii) will be determined by replacing the definition of "Earnings" under Section 2.10 hereof with the following "the base salary and the annual cash bonus paid to a Participant by Tenet or a Subsidiary, excluding (A) any cash bonus paid under the LTIP, (B) any car and other allowances and (C) other cash and non-cash compensation", and (iii) notwithstanding any other provision of this Plan to the contrary, a Participant will be entitled to receive the Normal Retirement Benefit on or after the age of 60, without reduction, and after the age of 55 with a reduction of 0.25% per month for each month for which the benefit commences to be paid prior to the Participant's attaining the age of 60 and after the age of 50 with the foregoing reduction from age
          60 to age 55 and with a reduction to 0.56% per month for each month for which the benefit commences to be paid prior to the Participant's attaining the age of 55. No other reductions set forth in Sections 3.2(a)(iii) and 3.2(b) will apply.

      c. For a Participant who (a) is an active, full-time employee, (b) has not yet begun to receive benefit payments under the Plan and (c) is involuntarily terminated from employment without cause or voluntarily terminates employment pursuant to Section 3.8(b) above, within two years following a Change of Control of Tenet while this Plan remains in effect, the provisions of Section 5.7(ii) below shall not apply.

3.9 GOLDEN PARACHUTE CAP. Notwithstanding any provision in this Plan to the contrary, in no event shall the total present value of all payments under this Plan that are payable to a Participant and are contingent upon a Change of Control in accordance with the rules set forth in Section 280G of the Internal Revenue Service Code of 1986, as amended (the "Code") and the Treasury Regulations thereunder, when added to the present value of all other payments, other than payments that are made pursuant to this Plan, that are payable to a Participant and are contingent upon a Change of Control, exceed an amount equal to two hundred and ninety-nine percent (299%) of the Participant's "base amount" as that term is defined in Section 280G of the Code. For purposes of making a calculation under this Section 3.9, the determination of the portion of a payment that shall be treated as contingent upon a Change of Control shall be made in accordance with Proposed Treasury Regulations Section 1.280G-1Q/A-24.

SECTION 4 - PAYMENT

4.1 COMMENCEMENT OF PAYMENTS. Payments under this Plan shall begin not later than the first day of the calendar month following the occurrence of an event which entitles a Participant (or a Surviving Spouse or Eligible Children) to payments under this Plan.

4.2 WITHHOLDING; UNEMPLOYMENT TAXES. To the extent required by the law in effect at the time payments are made, Tenet shall withhold from payments made hereunder any taxes required to be withheld by the Federal or any state or local government.

4.3 RECIPIENTS OF PAYMENTS. All payments to be made by Tenet under the Plan shall be made to the Participant during his or her lifetime. All subsequent payments under the Plan shall be made by Tenet to Participant's Surviving Spouse, Eligible Children or their guardian, if applicable.

4.4 NO OTHER BENEFITS. Tenet shall pay no benefits hereunder to the Participant, his or her Surviving Spouse, Eligible Children or their legal guardian, if applicable, by reason of Termination of Employment or otherwise, except as specifically provided herein.

4.5 LUMP SUM DISTRIBUTIONS. At any time following a Termination of Employment which occurs within two (2) years after a Change of Control or following an Early Retirement or a Normal Retirement, a Participant, or the Surviving Spouse of a Participant, who has a vested interest in the Plan may elect to receive a lump sum payment, in an amount determined below, sixty (60) days after giving notice to the Committee of the Participant's, or the Participant's Surviving Spouse's, desire to receive such lump sum benefit. The date of the notice shall be the "Commencement Date." The lump sum payment shall be determined in accordance with the following provisions of this Section 4.5, and then shall be reduced by a penalty equal to ten percent (10%) of such payment which shall be forfeited to Tenet. However, the penalty shall not apply if the Committee determines, based on the advice of counsel or a final determination by the Internal Revenue Service or any court of competent jurisdiction, that by reason of the foregoing elective provisions of this
      Section 4.5 any Participant, Surviving Spouse or Eligible Children has recognized or will recognize gross income for federal income tax purposes under this Plan in advance of payment to him or her of Plan benefits. Tenet shall notify all Participants (and Surviving Spouses or Eligible Children of deceased Participants) of any such determination. Wherever any such determination is made, Tenet shall refund all penalties which were imposed hereunder on account of making lump sum payments at any time during or after the first year to which such determination applies (i.e., the first year when gross income is recognized for federal income tax purposes). Interest shall be paid on any such refunds based on an interest factor determined under Section 4.5b hereof. The Committee may also reduce or eliminate the penalty if it determines that this action will not cause any Participant to recognize gross income for federal income tax purposes under this Plan in advance of payment to him or her of Plan benefits.

      Notwithstanding any other provision of this Plan, a penalty shall not apply if a retired Participant or the Surviving Spouse or Eligible Children of a deceased Participant receives a lump sum distribution due to a financial hardship. The Committee shall determine whether a financial hardship exists in its sole discretion, but in good faith and on a uniform, nondiscriminatory and reasonable basis. A hardship distribution shall be a cash payment not to exceed the amount necessary to relieve the hardship.

      a. When monthly benefit payments have not yet commenced and the Participant is living on the Commencement Date, the lump sum payment (prior to the ten percent (10%) reduction) shall equal the lump sum value of the Participant's Early Retirement Benefit or Normal Retirement Benefit as of the Commencement Date. The amount described in this Section 4.5a shall include, in addition, in the case of a Participant who has a spouse or Eligible Children on the Commencement Date, the lump sum value, determined as of such date, of any benefit payable to a Surviving Spouse or Eligible Children by reason of the Participant's death on or after such date assuming such spouse would qualify as a Surviving Spouse on and after such date. The lump sum amount representing the value of the benefits described in the preceding two sentences shall be computed (i) first by reducing the amount of the Participant's monthly benefit payable under

          Section 3.2 hereof, if the Participant's Commencement Date occurs before the Participant's Normal Retirement date, (ii) then determining the survivor benefit which would be payable to a Surviving Spouse or Eligible Children in respect of such monthly benefit under Section 3.1c or Section 3.2c whichever is applicable, and (iii) next commuting such benefits to their lump sum equivalent at the Commencement Date by reference to the factor described in
          Section 4.5b. In computing the Participant's monthly benefit under clause (i) of the preceding sentence, if the Commencement Date occurs before the earliest date when the Participant may commence to receive his or her Early Retirement Benefit, the Participant's Early Retirement Benefit shall be computed as the annual actuarial equivalent of the Early Retirement Benefit which would be payable to him or her at the earliest date when benefits could commence under the Early Retirement provisions of Section 3.2, in the form of a single life annuity.

          When annual benefits have previously commenced, the lump sum payment (prior to the ten percent (10%) reduction) shall be equal to the difference between (A) minus (B) below, determined as of the Participant's Commencement Date, accumulated to the date of the lump sum payment using the same interest rate which is used in calculating the amounts (A) and (B):

               (A) The lump sum value of the monthly benefits payable to the Participant (including any benefit payable to the Surviving Spouse or Eligible Children) determined as of the Participant's Commencement Date in the same manner as described in the previous paragraph.

               (B) The lump sum value of the monthly benefits previously paid to the Participant discounted to the Participant's Commencement Date.

          When a Surviving Spouse of a deceased Participant elects to receive a lump sum payment, the amount of the lump sum payment shall be determined by the Committee in a manner similar to that used for a Participant, except that the lump sum payment shall only reflect the benefit which would be payable to a Surviving Spouse and Eligible Children. All lump sum equivalents hereunder shall be determined by reference to the factor described in Section 4.5b.

      b. The factor described in this Section 4.5b is the actuarial equivalence factor of the Pension Benefit Guaranty Corporation applicable to plans terminating on the Commencement Date.

SECTION 5 - CONDITIONS RELATED TO BENEFITS

5.1 ADMINISTRATION OF PLAN. The Committee has been authorized to administer the Plan and to interpret, construe and apply its provisions in accordance with its terms. The Committee shall administer the Plan and shall establish, adopt or revise such rules and regulations as it may deem necessary or advisable for the administration of the Plan. All decisions of the Committee shall be by vote or written consent of the majority of its members and shall be final and binding. Members of the Committee shall not be eligible to participate in the Plan while serving as a member of the Committee.

5.2 NO RIGHT TO ASSETS. Neither a Participant nor any other person shall acquire by reason of the Plan any right in or title to any assets, funds or property of Tenet and its subsidiaries whatsoever including, without limiting the generality of the foregoing, any specific funds or assets which Tenet, in its sole discretion, may set aside in anticipation of a liability hereunder. Tenet has established the 1994 Supplemental Executive Retirement Plan Trust, dated May 25, 1994 and amended and restated on July 25, 1994 (the "Trust"). Without limiting the generality of the foregoing, Section 1(d) of the Trust provides as follows:

               Plan participants and their beneficiaries shall have no preferred claim on, or any beneficial ownership interest in, any assets of Tenet. Any rights created under the Plan and this Agreement shall be mere unsecured contractual rights of Plan participants and their beneficiaries against Company. Any assets held by the Trust will be subject to the claims of Company's general creditors under federal and state law in the event of Insolvency, as defined in Section 3(a) herein.

      A Participant shall have only an unsecured contractual right to the amounts, if any, payable hereunder.

5.3 NO EMPLOYMENT RIGHTS. Nothing herein shall constitute a contract of continuing employment or in any manner obligate Tenet and its Subsidiaries to continue the service of a Participant, or obligate a Participant to continue in the service of Tenet and its Subsidiaries, and nothing herein shall be construed as fixing or regulating the compensation paid to a Participant.

5.4 RIGHT TO TERMINATE OR AMEND. Except during any two year period after any Change of Control of Tenet, Tenet reserves the sole right to terminate the Plan at any time and to terminate an Agreement with any Participant at any time. In the event of termination of the Plan or of a Participant's Agreement, a Participant shall be entitled to only the vested portion of his or her accrued benefits under Section 3 of the Plan as of the time of the termination of the Plan or his or her Agreement. All further vesting and benefit accrual shall cease on the date of Plan or Agreement termination. Benefit payments would be in the amounts specified and would commence at the time specified in Section 3 as appropriate. Tenet further reserves the right in its sole discretion to amend the Plan in any respect except that Plan benefits cannot be reduced during any two-year period after any Change of Control of Tenet. No amendment of the Plan
      (whether there has or has not been a Change of Control of Tenet) that reduces the value of the benefits theretofore accrued and vested by the Participant shall be effective.

5.5 ELIGIBILITY. Eligibility to participate in the Plan is expressly conditional upon an Employee's furnishing to Tenet certain information and taking physical examinations and such other relevant action as may be reasonably requested by Tenet. Any Employee Participant who refuses to provide such information or to take such action shall not be enrolled as or cease to be a Participant under the Plan. Any Participant who commits suicide during the two-year period beginning on the date of his or her Agreement, or who makes any material misstatement of information or non-disclosure of medical history, will not receive any benefits hereunder unless, in the sole discretion of the Committee, benefits in a reduced amount are awarded.

5.6 OFFSET. If at the time payments or installments of payments are to be made hereunder, any Participant or his or her Surviving Spouse or both are indebted to Tenet and its Subsidiaries, then the payments remaining to be made to the Participant or his or her Surviving Spouse or both may, at the discretion of the Committee, be reduced by the amount of such indebtedness; provided, however, than an election by the Committee not to reduce any such payment or payments shall not constitute a waiver of any claim for such indebtedness.

5.7 CONDITIONS PRECEDENT. No Retirement Benefits will be payable hereunder to any Participant (i) whose Employment with Tenet or a Subsidiary is terminated because of his or her willful misconduct or gross negligence in the performance of his or her duties or (ii) who within 3 years after Termination of Employment becomes an employee with or consultant to any third party engaged in any line of business in competition with Tenet and its Subsidiaries (a) in a line of business in which Participant has performed Services for Tenet and its Subsidiaries or (b) that accounts for more than ten percent (10%) of the gross revenues of Tenet and its Subsidiaries taken as a whole.

SECTION 6 - MISCELLANEOUS.

6.1 NON-ASSIGNABILITY. Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance any provision hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be unassignable and non-transferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant's or any person's bankruptcy or insolvency. Tenet may assign this Plan to any Subsidiary which employs any Participant.

6.2 GENDER AND NUMBER. Wherever appropriate herein, the masculine may mean the feminine and the singular may mean the plural or vice versa.

6.3 NOTICE. Any notice required or permitted to be given to the Committee under the Plan shall be sufficient if in writing and hand delivered, or sent by registered or certified mail, to the principal office of Tenet, directed to the attention of the Secretary of the Committee. Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark or on the receipt for registration or certification.

6.4 VALIDITY. In the event any provision of this Plan is held invalid, void or unenforceable, the same shall not affect, in any respect whatsoever, the validity of any other provision of this Plan.

6.5 APPLICABLE LAW. This Plan shall be governed and construed in accordance with the laws of the State of California.

6.6 SUCCESSORS IN INTEREST. This Plan shall inure to the benefit of, be binding upon, and be enforceable by, any corporate successor to Tenet or successor to substantially all of the assets of Tenet.

6.7 NO REPRESENTATION ON TAX MATTERS. Tenet makes no representation to Participants regarding current or future income tax ramifications of the Plan.